UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             September 15, 2012

Bizzingo, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52511	98-0471052
(State or other jurisdiction of incorporation) No.)	(Commission File Number)	(IRS Employer Identification

63 Main Street, #202, Flemington, New Jersey	08822
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 968-0838

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 15, 2012, Bizzingo, Inc. appointed Roger Wood as its president and chief operating officer and as member of the Company’s Board of Directors Concurrent with the stated appointment, Mr. Douglas Toth resigned as the Company’s President, however remains as the Company’s Chairman and Chief Executive Officer.

Mr. Roger Wood

Mr. Wood (age 44) is an experienced professional in the rapidly developing mobile media technology market. Mr. Wood was instrumental in developing one the first mobile social platforms, iDEN, as well as one of the first international text messaging services, Omnipoint. From April 2011 to July 2012, Mr. Wood was Vice President, Digital Media of iCrossing Advertising Agency, a division of the Hearst Corp. His responsibilities there included all mobile advertising for smartphones and tablets. From January 2009 to June 2011, he was Chief Executive Officer and director of Orca Digital, a mobile media company located in San Francisco, CA., which was acquired by Ingk Labs in 2011. From 2006 to 2009, he was Senior Vice President and General Manager of Amobee Media Systems, a developer of smartphone apps located Redwood City, California, which was acquired by Singapore Telecom (“SingTel”) in 2012. During 2011 and 2012, Mr. Wood also served as an senior advisor to SingTel in the acquisition of several mobile Internet companies, including Amobee Media Systems.

Mr. Wood is a 1990 graduate of Morehouse College, from which he earned a BA. He attended Columbia University for study in Computer Science, but did not earn a degree. He is a 1993 graduate of Harvard Business School, from which he earned an MBA.

Effective September 15, 2012, the Company and Mr. Wood entered into an employment agreement which provides for, among other terms, (i) an annual salary of $220,000, (ii) a stock grant of 2,000,000 shares of common stock subject to certain vesting requirements, and (iii) a grant of 5,000,000 stock options under the Company’s recently created 2012 Stock Option Plan subject to certain vesting requirements. The term of the agreement expires in May 31, 2015, and the payment of the annual salary is contingent upon the Company raising $2,000,000 in a private placement.

There was no arrangement or understanding between the newly appointed director and any other person(s) (naming such person) pursuant to which such director was elected in such capacity. Except as stated herein, there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new director had or will have a direct or indirect material interest. There are no family relationships between the new director and any other director or executive officer of the Company. There is no material plan, contract or arrangement (whether or not written) to which the new director is a party or in which each party participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

A copy of the Employment Agreement with Mr. Wood is attached hereto as Exhibit 10.20 The above description of the agreement is qualified in its entirety by reference to the attached exhibit.

Item 7.01 Regulation FD Disclosure.

On September 18, 2012, the Company issued the Press Release with respect to the regarding the appointment of Mr. Roger Wood, a copy of which is attached hereto as Exhibit 99.1

Note: The information in this report (including the exhibit) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 8.01 Other Events.

On September 14, 2012, the Company’s Board of Directors approved the creation of the Company’s 2012 Stock Option Plan. A total of 20,000,000 shares of the Company’s common stock are subject to the plan terms.

A copy of the 2012 Stock Option Plan is attached hereto as Exhibit 10.21. The above description of the stock option plan is qualified in its entirety by reference to the attached exhibit.

Item 9.01. Financial Statements and Exhibits.

10.21	Employment Agreement effective September 15, 2012 by and between the Company and Mr. Roger Wood.

10.22	Bizzingo, Inc. 2012 Stock Option Plan.

99.1	Press Release dated September 18, 2012 regarding the appointment of Mr. Wood.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 19, 2012	Bizzingo, Inc.

/s/ Douglas Toth
Douglas Toth
Chairman